EXHIBIT 5.1

December 10, 2003

Great Lakes Capital Acceptance, LLC

Chicago, Illinois

Re: Great Lakes Capital Acceptance, LLC

Gentlemen:

Reference is made to the Registration Statement on Form SB-2 being filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) relating to the offer and sale of up to 1,000,000 units of 8.75% Series A Cumulative Redeemable Preferred Membership Interests (the “Preferred Units”) of Great Lakes Capital Acceptance, LLC (the “Company”), an Illinois limited liability company. Mr. George Luburich, II and Mr. Jeffrey Bromley will be the initial managers of the Company, Mr. Luburich will be the sole common member of the Company, and purchasers of the Preferred Units will be the preferred members thereof.

We are familiar with and have examined the Registration Statement, the form of Amended and Restated Operating Agreement (the “Operating Agreement”) of the Company included in the Registration Statement as Exhibit A to the prospectus that forms a part thereof, and such other records and documents, and have satisfied ourselves as to such matters of fact, as we consider relevant for the purposes of this opinion. Based thereon, we are of the opinion that:

(a) The Company is a validly existing limited liability company under the laws of the State of Illinois.

(b) Under the terms of the Operating Agreement, in the form in which it appears in the Registration Statement, and the provisions of the Limited Liability Company Act as it is presently in effect in the State of Illinois, the Preferred Units will, when issued and paid for in accordance with the terms of the Registration Statement, be validly issued, fully paid and non-assessable Preferred Units.

In connection with our examination, we have assumed that the signatures on all executed documents are genuine, all copies conform to the originals, and all certificates containing relevant facts are correct and the legal capacity of all natural persons executing all executed documents. In rendering this opinion, we have relied as to matters of fact upon certificates from officers of the Company and other sources we believe to be reliable.

The opinion set forth herein is given as of the date hereof and is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this letter. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Illinois. We are delivering this opinion to the Company solely to satisfy the requirement of the Securities and Exchange Commission set forth in Item 601(a) and Item 601(b)(5)(i) of Regulation S-B under the Securities Act of 1933, as amended, (the “Securities Act”).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to the Preferred Units under the Securities Act, and to the reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

SONNENSCHEIN NATH & ROSENTHAL LLP

/s/ Sonnenschein Nath & Rosenthal LLP